UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 24, 2012

ACADIA REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-12002	23-2715194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1311 Mamaroneck Avenue
Suite 260
White Plains, New York 10605
(Address of principal executive offices) (Zip Code)

(914) 288-8100
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425 )

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The following information sets forth the consolidated financial results of Acadia Realty Trust and subsidiaries (the “Company”) for the quarter ended March 31, 2012 as well as additional recent developments. All per share amounts set forth below are on a fully diluted basis.

Recent Development Highlights

Core Portfolio – Acquisitions and Portfolio Performance

—	During the first quarter 2012, the Company closed on property acquisitions of $41.5 million (Chicago and Cambridge, Massachusetts) bringing the total closed to date to $115.3 million of the previously announced $181.1 million 2011 Core acquisition pipeline

—	During April 2012, the Company acquired an additional Chicago property for $20.7 million

—	March 31, 2012 physical portfolio occupancy of 90.3%; leased occupancy of 94.2% including executed leases

—	Excluding the impact of re-anchoring activities, same store net operating income (“NOI”) for the first quarter up 2.3% compared to 2011; including this impact, same store NOI decreased 3.9%

Opportunity Funds – Fund III Acquisitions

—	During April 2012, Acadia Strategic Opportunity Fund III, LLC (“Fund III”) closed on $31.5 million (Chicago) which completed the acquisition of the previously announced $171.3 million 2011 Fund acquisition pipeline

—	Fund III closed on an investment in New York City for $16.3 million during the first quarter 2012

Balance Sheet – Match-Funding Core and Fund Acquisitions

—	Raised $17.9 million of net proceeds during first quarter 2012 from the at-the-market (“ATM”) equity program

First Quarter 2012 Operating Results

Funds from Operations (“FFO”) (see financial information below for FFO definition and reconciliation to Net Income) and Net Income from Continuing Operations for the quarter ended March 31, 2012 were $9.3 million and $4.0 million, respectively, as compared to $13.6 million and $8.2 million, respectively, for the quarter ended March 31, 2011.

Earnings for the quarters ended March 31, 2012 and 2011, on a per share basis, were as follows:

	Quarters ended March 31,
	2012	2011	Variance
FFO per share	$0.21	$0.33	$(0.12)
EPS from continuing operations	$0.09	$0.20	$(0.11)
EPS	$0.09	$0.23	$(0.14)

Core Portfolio

The Company’s core portfolio is comprised of properties that are owned in whole or in part by the Company outside of its three opportunity funds (the “Funds”).

Asset Recycling and Acquisition Activity – Additional Investment in Urban/Street Retail

During April 2012, the Company acquired a single-tenant property, occupied by Lululemon and located in the Gold Coast neighborhood of Chicago, for $20.7 million.

During the first quarter, the Company closed on six properties under contract at year-end for $41.5 million as detailed below, bringing the total closed to date to $115.3 million of the previously announced $181.1 million 2011 Core acquisition pipeline:

—	Chicago – The Company closed on five properties, for a total of $22.6 million including the assumption of debt of $16.0 million. The properties are located throughout Chicago’s high-barrier-to-entry retail corridors, including Clark/Diversey and Armitage/Halsted in the Lincoln Park neighborhood and Rush/Walton in the Gold Coast neighborhood.

—	Cambridge – The Company acquired a 40,000 square foot Whole Foods and an adjacent 13,300 square foot Rite-Aid in Cambridge, Massachusetts for $18.9 million, including the assumption of debt of $7.0 million.

For the remaining 2011 Core acquisition pipeline of $65.8 million, the Company is currently awaiting lender’s approval for the assumption of $33.3 million of first mortgage debt collateralized by ten locations prior to closing on these properties. The closings of these transactions currently under contract, which are anticipated to be completed during the second quarter of 2012, are subject to other customary closing conditions. As such, no assurance can be given that the Company will successfully complete these transactions.

Core Portfolio Anchor Recycling

As previously announced during 2011, the Company commenced the re-anchoring of the Bloomfield Town Square, located in Bloomfield Hills, Michigan, and two former A&P supermarket locations located in the New York City metropolitan area (collectively, the “Re-anchoring Activities”). As of March 31, 2012, approximately 80% of this aggregate space has been leased, with Dick’s Sporting Goods, Ulta and Five Below at the Bloomfield Town Square expected to open during the second quarter 2012 and rents for a portion of the former A&P space that is leased expected to commence during the second half of 2012.

Occupancy and Same-Store NOI

At March 31, 2012, Acadia’s core portfolio occupancy was 90.3% which was consistent with fourth quarter 2011, as adjusted for certain gross leasable area (“GLA”) in the portfolio taken off-line. Including the square footage currently leased but not yet occupied, primarily in connection with the above Re-Anchoring Activities, the core portfolio is 94.2% leased. The remaining space anticipated to be leased in connection with the Re-Anchoring Activities represents an additional 90 basis points of portfolio occupancy.

Excluding the impact of the Re-anchoring Activities, core portfolio same-store NOI increased 2.3% for the first quarter 2012 over first quarter 2011. Including the impact of the Re-anchoring Activities, core portfolio same-store NOI decreased 3.9% for the first quarter 2012 compared to 2011.

Rent Spreads on New and Renewal Leases

The Company realized an increase in average rents of 16.4% in its core portfolio on 103,000 square feet of new and renewal leases executed during the first quarter of 2012. Excluding the effect of the straight-lining of rents, the Company experienced an increase of 3.9% in average rents in its core portfolio.

Fund III - Closed $31.5 million of Existing 2011 Acquisition Pipeline; Additional First Quarter Pipeline of $16.3 million

Fund III Acquisitions

During the first quarter Fund III acquired a 50% interest in 640 Broadway, a 45,700 square foot property located in the Noho district of New York City for $16.3 million.

During April 2012, Fund III closed on the Lincoln Park Centre for $31.5 million, which completed the previously announced $171.3 million of acquisitions under the 2011 Fund acquisition pipeline. The property is a 62,700 square foot re-anchoring project (former Border Books store) located in Lincoln Park’s Clybourn Corridor in Chicago,

Illinois adjacent to the newly developed Apple store. Current tenants include Bank of America, Carter’s, Mitchell Gold + Bob Williams and Sur La Table.

ACADIA REALTY TRUST AND SUBSIDIARIES

Financial Highlights

For the Quarters ended March 31, 2012 and 2011

(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended
	March 31,
Revenues	2012	2011

Minimum rents	$ 30,340	$ 26,210
Percentage rents	243	178
Mortgage interest income	2,055	4,538
Expense reimbursements	6,002	5,204
Other property income	553	688
Management fee income	433	629
Total revenues	39,626	37,447
Operating expenses
Property operating	7,956	7,421
Real estate taxes	4,942	4,138
General and administrative	5,933	5,690
Depreciation and amortization	9,141	7,634
Total operating expenses	27,972	24,883

Operating income	11,654	12,564

Equity in losses of unconsolidated affiliates	(56)	(148)
Other interest income	54	34
Interest expense and other finance costs	(8,634)	(8,953)
Gain on extinguishment of debt	—	1,673
Income from continuing operations before
Income taxes	3,018	5,170
Income tax provision	195	262
Income from continuing operations	2,823	4,908

ACADIA REALTY TRUST AND SUBSIDIARIES

Financial Highlights

For the Quarters ended March 31, 2012 and 2011

(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended
	March 31,
	2012	2011
Discontinued operations:
Operating income from discontinued operations	—	822
Gain on sale of property	—	3,922
Income from discontinued operations	—	4,744
Net income	2,823	9,652
Loss (income) attributable to noncontrolling interests:
Continuing operations	1,187	3,277
Discontinued operations	—	(3,506)
Net loss (income) attributable to noncontrolling
interests	1,187	(229)

Net income attributable to Common Shareholders	$ 4,010	$ 9,423

Supplemental Information
Income from continuing operations attributable to
Common Shareholders	$ 4,010	$ 8,185
Income from discontinued operations attributable to
Common Shareholders	—	1,238
Net income attributable to Common Shareholders	$ 4,010	$ 9,423

Net income attributable to Common Shareholders per Common Share – Basic
Net income per Common Share – Continuing
operations	$ 0.09	$ 0.20
Net income per Common Share – Discontinued
operations	—	0.03
Net income per Common Share	$ 0.09	$ 0.23
Weighted average Common Shares	42,736	40,318
Net income attributable to Common Shareholders per Common Share – Diluted [1]
Net income per Common Share – Continuing
operations	$ 0.09	$ 0.20
Net income per Common Share – Discontinued
operations	—	0.03
Net income per Common Share	$ 0.09	$ 0.23
Weighted average Common Shares	43,146	40,580

ACADIA REALTY TRUST AND SUBSIDIARIES

Financial Highlights

For the Quarters ended March 31, 2012 and 2011

(dollars and Common Shares in thousands, except per share data)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 2

	For the Quarters ended
	March 31,
	2012	2011

Net income attributable to Common Shareholders	$ 4,010	$ 9,423

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):
Consolidated affiliates	4,828	4,458
Unconsolidated affiliates	392	353
Gain on sale (net of noncontrolling interests' share):
Consolidated affiliates	—	(784)
Unconsolidated affiliates	—	—
Income attributable to noncontrolling interests’ in
Operating Partnership	63	115
Distributions – Preferred OP Units	5	5
Funds from operations	$ 9,298	$ 13,570
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units [3]	43,792	41,046
Funds from operations, per share	$ 0.21	$ 0.33

ACADIA REALTY TRUST AND SUBSIDIARIES

Financial Highlights

For the Quarters ended March 31, 2012 and 2011

(dollars in thousands)

RECONCILIATION OF OPERATING INCOME TO NET PROPERTY

OPERATING INCOME (“NOI”) 2

	For the Quarters ended
	March 31,
	2012	2011

Operating income	$ 11,654	$ 12,564

Add back:
General and administrative	5,933	5,690
Depreciation and amortization	9,141	7,634
Less:
Management fee income	(433)	(629)
Mortgage interest income	(2,055)	(4,538)
Straight line rent and other adjustments	(2,186)	(1,772)

Consolidated NOI	22,054	18,949

Noncontrolling interest in NOI	(6,963)	(4,888)
Pro-rata share of NOI	$ 15,091	$ 14,061

SELECTED BALANCE SHEET INFORMATION
	As of
	March 31, 2012	December 31, 2011
	(dollars in thousands)

Cash and cash equivalents	$ 49,670	$ 89,812
Rental property, at cost	1,337,943	1,252,100
Total assets	1,726,736	1,653,319
Notes payable	812,606	788,840
Total liabilities	903,397	883,221

ACADIA REALTY TRUST AND SUBSIDIARIES

Financial Highlights

For the Quarters ended March 31, 2012 and 2011

(dollars and Common Shares in thousands, except per share data)

Notes:

1 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

2 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

3 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 621 and 466 OP Units into Common Shares for the quarters ended March 31, 2012 and 2011, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters ended March 31, 2012 and 2011. In addition, diluted FFO also includes the effect of 410 and 237 employee share options, restricted share units and LTIP units for the quarters ended March 31, 2012 and 2011, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA REALTY TRUST (Registrant)

Date: April 25, 2012	By:	/s/ Jonathan Grisham
Name: Jonathan Grisham Title: Sr. Vice President and Chief Financial Officer